EXHIBIT 99.1

CITIZENS HOLDING COMPANY REPORTS EARNINGS

PHILADELPHIA, Miss.—(BUSINESS WIRE)—July 20, 2018—Citizens Holding Company (NASDAQ:CIZN) announced today results of operations for the three and six months ended June 30, 2018.

Net income for the three months ended June 30, 2018 of $1.689 million, or $0.35 per share-basic and diluted, a decrease from net income of $1.783 million, or $0.37 per share-basic and $0.36 per share-diluted for the same quarter in 2017.

Net interest income for the second quarter of 2018, after the provision for loan losses, was $6.863 million, approximately 2.5% lower than the same period in 2017. The provision for loan losses for the three months ended June 30, 2018 was $89 thousand compared to a negative $30 thousand for the same period in 2017. The increase in the provision reflects management’s estimate of inherent losses in the loan portfolio including the impact of current local and national economic conditions and an increase in total loans outstanding. The net interest margin was 3.14% for the first quarter of 2018 compared to 3.08% for the same period in 2017. This increase was due to both an increase in interest rates on interest bearing due from banks accounts and an increase in loans outstanding.

Non-interest income decreased in the second quarter of 2018 by $45 thousand, or 2.1%, while non-interest expenses increased $35 thousand, or 0.5%, compared to the same period in 2017. The decrease in non-interest income was mainly the result of a decrease in other non-interest income partially offset by an increase in service charges on checking accounts and other service charges and fees. Non-interest expense increased due to an increase in other operating expenses of $82 thousand and an increase in occupancy expense of $23 thousand offset by a decrease in salary and benefit expense of $70 thousand. The increase in other non-interest expense was due mainly to an increase in office supplies, telephone expense and postage for the second quarter.

Net income for the six months ended June 30, 2018 increased 7.5% to $3.461 million, or $0.71 per share-basic and diluted, from $3.220 million, or $0.66 per share-basic and diluted, for the six months ended June 30, 2017. Net interest income for the six months ended June 30, 2018, after the provision for loan losses, increased 0.4% to $13.905 million from $13.855 million for the same period in 2017. Net interest margin for the six months ended June 30, 2018, increased to 3.12% in 2018 from 3.06% in the same period in 2017. The provision for loan losses for the six months ended June 30, 2018 was a negative $148 thousand compared to negative $181 thousand in 2017. The increase in the provision reflects management’s assessment of inherent losses in the loan portfolio including the impact caused by current local and national economic conditions and an increase in loans outstanding.

Non-interest income increased by $121 thousand, or 3.0%, and non-interest expense decreased by $26 thousand, or 0.2%, for the six months ended June 30, 2018 when compared to the same period in 2017. The increase in other non-interest income was the result of increases in service charges on deposit accounts and other service charges and fees. Non-interest expense decreased primarily due to a decrease in salary and benefits costs and other operating expenses partially offset by an increase in occupancy expense.

Total assets as of June 30, 2018 decreased to $963.070 million, down $30.026 million, or 3.0%, when compared to $993.096 million at December 31, 2017. Deposits increased by $43.931 million, or 6.1%, and loans, net of unearned income, increased by $15.207 million, or 3.8%, when compared to December 31, 2017. The increase in loans, net of unearned income, was due to new loan demand in excess of loan payments. Non-performing assets decreased by $1.967 million to $10.402 million at June 30, 2018 as compared to $12.369 million at December 31, 2017, due to decreases in other real estate owned, loans 90 days or more past due and still accruing interest and a decrease in non-accrual loans.

During the six months of 2018, the Company paid dividends totaling $0.48 per share.

Citizens Holding Company (the “Company”) is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia (the “Bank”), both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-four banking locations in fourteen counties in East Central and South Mississippi and a Loan Production Office in Oxford, Mississippi to offer loan services to north Mississippi. In addition to full service commercial banking, the Bank offers mortgage loans, title insurance services through its subsidiary, Title Services, LLC, and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet banking services are available at the Bank’s website, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Information about Citizens Holding Company may be obtained by accessing its corporate website at www.citizensholdingcompany.com.

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release regarding the Company’s financial position, results of operations, business strategies, plans, objectives and expectations for future operations, are forward looking statements. The Company can give no assurances that the assumptions upon which such forward-looking statements are based will prove to have been correct. Forward-looking statements speak only as of the date they are made. The Company does not undertake a duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. Such forward-looking statements are subject to certain risks, uncertainties and assumptions. The risks and uncertainties that may affect the operation, performance, development and results of the Company’s and the Bank’s business include, but are not limited to, the following: (a) the risk of adverse changes in business conditions in the banking industry generally and in the specific markets in which the Company operates; (b) changes in the legislative and regulatory environment that negatively impact the Company and Bank through increased operating expenses; (c) increased competition from other financial institutions; (d) the impact of technological advances; (e) expectations about the movement of interest rates, including actions that may be taken by the Federal Reserve Board in response to changing economic conditions; (f) changes in asset quality and loan demand; (g) expectations about overall economic strength and the performance of the economics in the Company’s market area; and (h) other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Should one or more of these risks materialize or should any such underlying assumptions prove to be significantly different, actual results may vary significantly from those anticipated, estimated, projected or expected.

Citizens Holding Company

Financial Highlights

(amounts in thousands, except share and per share data)

	For the Three Months Ending			For the Six Months Ending
	June 30,	March 31,	June 30,	June 30,	June 30,
	2018	2018	2017	2018	2017
INTEREST INCOME
Loans, including fees	$4,984	$4,717	$4,864	$9,701	$9,432
Investment securities	2,734	2,823	2,919	5,557	5,751
Other interest	60	60	59	120	128

	7,778	7,600	7,842	15,378	15,311
INTEREST EXPENSE
Deposits	516	501	486	1,017	963
Other borrowed funds	310	294	344	604	674

	826	795	830	1,621	1,637
NET INTEREST INCOME	6,952	6,805	7,012	13,757	13,674
PROVISION FOR (REVERSAL OF) LOAN LOSSES	89	(237)	(30)	(148)	(181)

NET INTEREST INCOME AFTER PROVISION FOR (REVERSAL OF) LOAN LOSSES	6,863	7,042	7,042	13,905	13,855
NON-INTEREST INCOME
Service charges on deposit accounts	1,067	1,144	1,019	2,211	2,061
Other service charges and fees	718	668	673	1,386	1,290
Other non-interest income	293	288	431	581	706

	2,078	2,100	2,123	4,178	4,057
NON-INTEREST EXPENSE
Salaries and employee benefits	3,675	3,668	3,745	7,343	7,409
Occupancy expense	1,362	1,525	1,339	2,887	2,649
Other non-interest expense	1,909	1,855	1,827	3,764	3,962

	6,946	7,048	6,911	13,994	14,020
NET INCOME BEFORE TAXES	1,995	2,094	2,254	4,089	3,892
INCOME TAXES	306	322	471	628	672

NET INCOME	$1,689	$1,772	$1,783	$3,461	$3,220

Earnings per share - basic	$0.35	$0.36	$0.37	$0.71	$0.66

Earnings per share - diluted	$0.35	$0.36	$0.36	$0.71	$0.66

Dividends Paid	$0.24	$0.24	$0.24	$0.48	$0.48

Average shares outstanding - basic	4,889,772	4,882,705	4,878,986	4,886,258	4,877,824
Average shares outstanding - diluted	4,894,792	4,888,507	4,890,049	4,893,987	4,885,222

	For the Period Ended,
	June 30,	March 31,	December 31,
	2018	2018	2017
Period End Balance Sheet Data:
Total assets	$963,070	$976,041	$993,096
Total earning assets	884,412	897,290	910,282
Loans, net of unearned income	420,617	408,183	405,410
Allowance for loan losses	3,028	2,725	3,019
Total deposits	764,616	785,627	720,685
Short-term borrowings	32,500	—	11,500
Long-term borrowings	19	22	20,000
Shareholders’ equity	81,681	82,033	88,451
Book value per share	$16.65	$16.76	$18.07
Period End Average Balance Sheet Data:
Total assets	$979,714	$986,614	$1,013,177
Total earning assets	898,833	904,810	929,261
Loans, net of unearned income	409,282	406,838	395,216
Total deposits	768,924	768,462	762,983
Short-term borrowings	13,610	8,300	668
Long-term borrowings	1,016	2,023	21,644
Shareholders’ equity	85,989	88,267	90,230
Period End Non-performing Assets:
Non-accrual loans	$7,084	$7,697	$7,582
Loans 90+ days past due and accruing	6	8	807
Other real estate owned	3,312	3,435	3,980

	As of
	June 30,	March 31,	December 31,
	2018	2018	2017
Year to Date Net charge-offs as a percentage of average net loans	-0.04%	0.01%	0.09%
Year to Date Performance Ratios:
Return on average assets(1)	0.71%	0.72%	0.62%
Return on average equity(1)	8.06%	8.03%	7.01%
Year to Date Net Interest
Margin (tax equivalent)(1)	3.12%	3.09%	3.01%

(1) Annualized

Contact:

Citizens Holding Company, Philadelphia

Robert T. Smith, 601/656-4692

rsmith@tcbphila.com